AMENDMENT DATED APRIL 28, 2008
                TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT

         THIS AMENDMENT TO AMENDED AND RESTATED ADMINISTRATION AGREEMENT (this "AMENDMENT) is entered into as of the 28 day of April, 2008, by and between The Advisors' Inner Circle Fund II, a Massachusetts business trust (the "TRUST), on behalf of the GRT Fund Complex (the "FUND COMPLEX"), and SEI Investments Global Funds Services, a Delaware statutory trust ("SEI GFS"). For purposes of this Amendment, GRT Capital Partners, L.L.C. adviser of the Fund Complex, shall be referred to as the "ADVISER."

         WHEREAS, the Trust and SEI GFS entered into an Amended and Restated Administration Agreement, dated as of the 12th day of November, 2002 (the "AGREEMENT); and

         WHEREAS, the Trust, on behalf of the Fund Complex, and SEI GFS desire to amend the Agreement as provided herein.

         NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto intending to be legally bound agree as follows:

         1. ADDITION OF NEW SCHEDULE TO THE AGREEMENT. Pursuant to Article 4 of the Agreement, a new schedule is added to the Agreement as set forth in Attachment 1 and 2 to this Amendment.

         2. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

         3. COUNTERPARTS. This Amendment shall become binding when any one or more counterparts hereof individually or taken together, shall bear the original, facsimile or scanned signature of each of the parties hereto. This Amendment may be executed in two or more counterparts, each of which when so executed shall be deemed to be an original, but such counterparts shall together constitute but one and the same instrument.

         4. GOVERNING LAW. This Amendment shall be construed in accordance with the laws of the Commonwealth of Massachusetts without giving effect to the conflict of law provisions thereof.

         5. BINDING EFFECT. This Amendment shall be binding upon, and shall inure to the benefit of the Trust, the Fund Complex, SEI GFS and their respective permitted successors and assigns.

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         6. ENTIRE AGREEMENT. This Amendment sets forth the entire understanding of the parties with respect to the subject matter hereof. This Amendment supersedes all prior or contemporaneous representations, discussions, negotiations, letters, proposals, agreements and understandings between the parties hereto with respect to the subject matter hereof, whether written or oral.

         7. RECEIPT OF INITIAL PAYMENT. SEI GFS hereby acknowledges receipt on or about January 8, 2008 of $20,000.00 (twenty thousand dollars) from Adviser which shall be applied against the fees set forth in the Schedule in Attachment 1.
IN WITNESS WHEREOF, the parties hereto have executed this Amendment by their duly authorized representatives as of the day and year first above written.

THE ADVISORS' INNER CIRCLE FUND,
On behalf of the GRT Fund Complex

BY:  /S/ CAROLYN MEAD
     ---------------------------------------
         Name:    Carolyn Mead
         Title:   VP and Secretary

SEI INVESTMENTS GLOBAL FUNDS SERVICES

BY:  /S/ JAMES NDLAYE
     ---------------------------------------
         Name:    James Ndlaye
         Title:   Vice President

AGREED TO AND ACCEPTED BY:
the GRT Fund Complex

By:  GRT Capital Partners, L.L.C., its Adviser

BY:  /S/ TIMOTHY A. KROCHUK
     ---------------------------------------
         Name:    Timothy A. Krochuk
         Title:   Managing Member

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                                  ATTACHMENT 1

                              THE GRT FUND COMPLEX
                                   SCHEDULE TO
                  AMENDED AND RESTATED ADMINISTRATION AGREEMENT
                 DATED AS OF NOVEMBER 12, 2002 (THE "AGREEMENT")
                                     BETWEEN
                       THE ADVISORS' INNER CIRCLE FUND II,
                        ON BEHALF OF THE GRT FUND COMPLEX
                                       AND
                      SEI INVESTMENTS GLOBAL FUNDS SERVICES

FUND COMPLEX:                       The GRT Fund Complex

FUND/S:                             A series portfolios of the Fund Complex

FEES: The following fees are due and payable monthly to SEI GFS pursuant to Article 4 of the Agreement, except to the extent the Adviser agrees to waive its fees or reimburse the Fund Complex's expenses, in which case such fees shall be paid by the Adviser. The Fund Complex will be charged the greater of its Asset Based Fee or its Annual Minimum Fee, in each case calculated in the manner set forth below.

ASSET BASED FEE:                    12 basis points on the first $250 million
                                    in assets; 10 basis points for assets
                                    between $250 million and $500 million; 8 basis points for all assets in excess of $500 million

The Asset Based Fee shall be calculated and assessed monthly in arrears based on the aggregate month-end net assets of the Funds and allocated to each Fund pro-rata based on the net assets of each Fund as of the prior month end.

ANNUAL MINIMUM FEE: The initial Annual Minimum Fee shall be calculated and assessed monthly in arrears based on the total number of Funds in the Fund Complex and allocated to each Fund pro-rata based on the net assets of each Fund as of the prior month end, as follows:

                                    First initial Fund:       $100,000 per Fund


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                                    Two or more Funds after      $90,000 per
                                    the first initial Fund:      additional Fund

                                    The foregoing Annual Minimum Fees assume that each Fund includes one class of shares. In the event a Fund is comprised of more than one class, the Fund Complex will be assessed an additional annual fee equal to $15,000 per class.

TERM: The term of this Schedule shall control and supersede the term and duration provisions of the Agreement and continue in effect with respect to the Fund Complex for a period of three years from and after the date hereof (the "Initial Term"). Following expiration of the Initial Term, this Schedule shall continue in effect for successive three-year periods (each, a "Renewal Term"). This Schedule may be terminated only: (a) by either party at the end of the Initial Term or the end of any Renewal Term on one hundred eighty days prior written notice;
                                    (b) by either party hereto on such date as is specified in written notice given by the terminating party, in the event of a material breach of this Amendment and the Agreement by the other party, provided the terminating party has notified the other party of such material breach at least ninety days prior to the specified date of termination and the breaching party has not REMEDIED such breach by the specified date; or (c) as to any Fund, UPON forty-five days prior written notice, effective (i) upon the reorganization or merger of a Fund into another entity, provided that SEI GFS or one of its affiliates enters into a written agreement to provide administration services on behalf of such entity, or (ii) upon any "change of control" of the Adviser by sale, merger, reorganization, acquisition or other disposition of substantially all of the assets of the Adviser to a third party, provided that SEI GFS or one of its affiliates enters into a written agreement to provide administration services on behalf of the third party or surviving entity. For purposes of this paragraph, the term "change of control" shall mean any transaction that results in the transfer of right, title and ownership of fifty-one percent or more of the equity interests of the Adviser to a third party. Also, for purposes of this paragraph, "a material breach of this

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                                    Amendment and the Agreement" shall mean a
                                    material failure by a party to perform its duties and obligations under this Amendment and the Agreement, including but not limited to the duties and obligations to provide the services to the GRT Fund Complex set forth in Exhibit A to the Letter of Intent dated on or about January 7, 2008 and included in Attachment 2 hereto.

ADVISER EXPENSE REPAYMENT:          Any and all out of pocket fees, costs, or
                                    expenses advanced by SEI GFS, in its sole discretion on behalf of the Fund Complex or the undersigned Adviser, as a result of any failure to fully satisfy and comply with any and all applicable Fund expense caps or expense ratio limits, shall be the responsibility of the Adviser and shall be promptly repaid to SEI GFS ("Repayment
                                    Obligation"). Any such Repayment Obligation of the Adviser shall survive: (i) the termination of the Agreement and this Amendment thereto, (ii) any merger or liquidation of any subject Fund, unless and until the Repayment Obligation is indefeasibly paid in full.

ASSUMPTIONS:                        Each Fund shall use commercially reasonable
                                    efforts to implement automatic trade
                                    communication to SEI GFS and automated
                                    custody reconciliation as soon as
                                    practicable following the date of this
                                    Amendment.

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                                  ATTACHMENT 2

[The below Exhibit A is incorporated by reference from Letter of Intent dated January 7, 2008.]

                                    EXHIBIT A
                             Administrative Services

(a).     Maintain the Trust's accounting books and records;

(b). Obtain portfolio security valuations from appropriate sources consistent with the Trust's pricing and valuation policies, and calculate net asset value of each portfolio and class;

(c). Compute yields, total return, expense ratios, portfolio turnover rate and average dollar-weighted portfolio maturity, as appropriate;

(d). Track and validate income and expense accruals, analyze and modify expense accrual changes periodically, and process expense disbursements to vendors and service providers;

(e). Perform cash processing such as recording paid-in capital activity, perform necessary reconciliations with the transfer agent and the custodian, and provide cash availability data to the adviser, if requested;

(f). Calculate required ordinary income and capital gains distributions, coordinate estimated cash payments, and perform necessary reconciliations with the transfer agent;

(g). Provide standardized performance reporting data to the Trust and its adviser;

(h). Provide performance, financial and expense information for registration statements and proxies;

(i). Communicate net asset value, yield, total return or other financial data to appropriate third party reporting agencies, and assist in resolution of errors reported by such third party agencies;

(j). Prepare Trust's financial statements for review by fund management and independent auditors, manage annual and semi-annual report preparation process, prepare Forms NSAR and 24f-2, provide fund performance data for annual report, coordinate printing and delivery of annual and semi-annual reports to shareholders, and file Form N-SAR, Form 24f-2 and annual/semi-annual reports via EDGAR;

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(k).     Monitor each Portfolio's compliance with the requirements of Subchapter
         M of the Internal Revenue Code with respect to status as a regulated investment company;

(l). Prepare and file federal and state tax returns for the Trust, and provide data for year-end 1099's and supplemental tax letters;

(m). Provide such fund accounting and financial reports in connection with quarterly meetings of the Board of Trustees as are required or as the Board may reasonably request;

(n). Manage the proxy process, including evaluating proxy distribution channels, coordinating with outside service provider to distribute proxies, track shareholder responses and tabulate voting results, and managing the proxy solicitation vendor if necessary;

(o).     Provide individuals to serve as officers of the Trust, as requested;

(p). Coordinate with Trust's counsel on drafting, review and filing of registration statements and proxies, and coordinate printing and delivery of prospectuses and proxies;

(q). Coordinate the Trust's Board of Trustees' schedule, agenda and production of Board meeting materials, and attend Board meetings (if requested);

(r). Provide consultation to the Trust and its adviser on regulatory matters relating to the operation of the Trust, and update the Trust and its adviser on significant regulatory and legislative developments which may affect the Trust;

(s). Develop or assist legal counsel to the Trust in the development of policies and procedures relating to the operation of the Trust;

(t). Act as liaison to legal counsel to the Trust and, where applicable, to legal counsel to the Trust's independent Trustees;

(u). Coordinate with Trust counsel in the preparation, review and execution of contracts between the Trust and third parties, such as the Trust's investment adviser, transfer agent, and custodian, and record-keepers or shareholder service providers;

(v). Assist the Trust in handling and responding to routine regulatory examinations with respect to records retained or services provided by the Administrator, and coordinate with Trust's legal counsel in responding to any non-routine regulatory matters with respect to such matters;

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(w).     Provide consulting with respect to the ongoing design, development and operation of the Trust, including new portfolios or share classes and/or load structures and financing, as well as changes to investment objectives and polices for existing portfolios;

(x). Coordinate as necessary the registration or qualification of shares of the Trust with appropriate state securities authorities.

(y).     Provide shareholders' services